                                                                    EXHIBIT 99.5



                                VOTING AGREEMENT

This Voting Agreement, dated as of March 12, 2003 (this "Agreement"), is made by and among Henry Sweetbaum, as Purchaser Representative ("Purchaser Representative") and each of the stockholders of NOVATEL WIRELESS, INC., a Delaware corporation (the "Company") identified on the signature pages hereto (collectively, the "Stockholders" and each, individually, a "Stockholder").

                                   WITNESSETH:


WHEREAS, the Company and certain purchasers (collectively, the "Purchaser") are entering into a Securities Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the "Purchase Agreement"; capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Purchase Agreement), pursuant to which the Company has agreed to issue the Tranche I Notes, certain shares of Series B Preferred Stock and certain warrants to purchase Common Stock;

WHEREAS, each Stockholder is the record or beneficial owner of the number of shares of Common Stock set forth on Schedule A hereto opposite such Stockholder's name (all such shares of Common Stock and any shares of Common Stock hereafter acquired by such Stockholder, including upon exercise, exchange or conversion of any option or other convertible security, the "Shares");

WHEREAS, as a condition to entering into the Purchase Agreement and incurring the obligations set forth therein, Purchaser has required that the Stockholders agree to enter into this Agreement; and

WHEREAS, the Stockholders wish to induce Purchaser to enter into the Purchase Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT

SECTION 1.01 Voting Agreement. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement as set forth in Section 4.01 (the "Termination Date"), at any meeting of the stockholders of the Company, however called, it will cause the Shares that such Stockholder beneficially owns to be counted as present (or absent, if requested by Purchaser Representative ) thereat for purposes of establishing a quorum, and, at any such meeting or in any action by consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) all of such Stockholder's Shares (i) in favor of the approval and adoption of all of the transactions contemplated by the Purchase Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the First Closing and the Second Closing, including, without limitation, the Shareholder Proposals described therein; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Purchase Agreement or of such Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Purchase Agreement or the transactions contemplated thereby) or proposal (including any Transaction Proposal) that could reasonably be expected to result in any of the conditions to the First Closing or the Second Closing or to the Company's obligations under the Purchase Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Purchase Agreement, the First Closing, the Second Closing or this Agreement. Any vote by such Stockholder that is not in accordance with this Section 1.01 shall be considered null and void, and the provisions of Section 1.02 shall be deemed to take immediate effect; provided, however, that nothing in this Agreement shall limit or affect any signatory hereto solely in his capacity as a member of the Board of Directors or officer of the Company; provided further, that nothing in this Agreement shall be interpreted as obligating the Stockholders to exercise any options to acquire shares of Common Stock of the Company.

SECTION 1.02 Irrevocable Proxy. If a Stockholder fails to comply with the provisions of Section 1.01, such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder, effective as of the date of such failure, in the constitution and appointment of Horst Pudwill and Henry Sweetbaum, and each of them, from and after the date of such failure until the Termination Date (at which point such constitution and appointment shall automatically be revoked) as such Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all such Stockholder's Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 1.01. Without limiting the foregoing, in any such vote or other action pursuant to such proxy, neither Horst Pudwill, Henry Sweetbaum nor any other person listed in the immediately preceding sentence shall in any event have the right (and such proxy shall not confer the right) to vote against the transactions contemplated by the Purchase Agreement. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of such Stockholder and any obligation of such Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby severally, but not jointly, represents and warrants to Purchaser Representative (for the benefit of Purchaser) as to such Stockholder as follows:

SECTION 2.01 Organization and Authority of the Stockholders. Each Stockholder that is an individual has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Stockholder that is not an individual is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Stockholder and the performance by each Stockholder of such Stockholder's obligations hereunder have been duly authorized by all requisite action on the part of each Stockholder. This Agreement has been duly and validly executed and delivered by each Stockholder and (assuming due authorization, execution and delivery by Purchaser Representative) constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms, except as limited by bankruptcy, insolvency and other similar laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

SECTION 2.02  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, (i) conflict with or violate any agreement to which a Stockholder is a party, any trust agreement or any equivalent organizational documents, as the case may be, of such Stockholder, (ii) conflict with or violate any law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Lien on any Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, pledge, contract, agreement, lease, license, permit, franchise or other instrument or obligation of such Stockholder, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of such Stockholder to carry out such Stockholder's obligations under this Agreement.

(b) The execution and delivery of this Agreement by each Stockholder does not, and the performance of this Agreement by each Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state securities or "blue sky" laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of such Stockholder to carry out such Stockholder's obligations under this Agreement.

SECTION 2.03 Ownership of Shares. As of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, and has good, valid and marketable title to, the number of Shares set forth opposite such Stockholder's name on Schedule A hereto. Except as set forth on Schedule A, such Shares are all the securities (as defined in Section 3(a)(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof and such Stockholder does not have any option or other right to acquire any other securities of the Company. The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement or pledges disclosed in writing to Purchaser Representative pursuant to Section 3.01 below. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

SECTION 2.04 Reliance by Purchaser. Each Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

SECTION 2.05 No Finder's Fees. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder's, financial advisor's or other fee or commission in connection with the transactions contemplated by this Agreement or the Purchase Agreement based upon arrangements made by or on behalf of such Stockholder that is or will be payable by Purchaser, Purchaser Representative, the Company or any of their respective Subsidiaries.

SECTION 2.06 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any Governmental Body that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or the Purchase Agreement.

                                   ARTICLE III

                          COVENANTS OF THE STOCKHOLDERS

SECTION 3.01 No Disposition or Lien of Shares. Except for pledges in existence as of the date hereof that have been disclosed in writing to Purchaser Representative, each Stockholder hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of such

Stockholder herein untrue or incorrect or have the effect of preventing, delaying or disabling such Stockholder from performing such Stockholder's obligations hereunder.

SECTION 3.02 No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any Representative, or otherwise, (i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Transaction Proposal, (ii) participate in any discussions or negotiations regarding any Transaction Proposal, or in connection with any Transaction Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal or (iii) enter into any agreement with respect to any Transaction Proposal or approve or resolve to approve any Transaction Proposal; provided, however, that nothing herein shall prevent a Stockholder from acting in such Stockholder's capacity as a director or officer of the Company, or taking any action in such capacity (including at the direction of the Company's board of directors), but only in either such case as and to the extent permitted by Section 5.5 of the Purchase Agreement. Except as otherwise provided by Section 5.5 of the Purchase Agreement, each Stockholder shall, and shall direct or cause such Stockholder's Representatives to, immediately cease any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing actions described in (i), (ii) and (iii) of this Section 3.02.

SECTION 3.03 Cooperation. Each Stockholder agrees to cooperate fully with Purchaser Representative to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Purchaser Representative to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

SECTION 3.04 Information for Offer Documents and Proxy Statement; Disclosure. Each Stockholder covenants and agrees that none of the information relating to such Stockholder and its affiliates for inclusion in any proxy statement or other filings with the SEC with respect to the transactions contemplated by the Purchase Agreement that has been or will be furnished to Purchaser Representative by such Stockholder for inclusion in such documents will, at (i) the time such proxy statement or other filing (or any amendment or supplement thereto) is first filed with the SEC or mailed to stockholders of the Company or
(ii) the time of the Company Stockholders' Meeting (in the case of information included in the proxy statement), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder agrees to permit Purchaser and Purchaser Representative to publish and disclose in such documents and any related filings under applicable securities laws such Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information regarding such Stockholder as required by applicable laws, provided that each such Stockholder shall be given reasonable opportunity to review and comment on the applicable portion of such documents relating to such Stockholder and its affiliates.

                                   ARTICLE IV

                                  MISCELLANEOUS

SECTION 4.01 Termination. This Agreement shall automatically terminate with respect to any Stockholder, on the earlier of (i) the mutual agreement of Purchaser Representative and Stockholders, (ii) the consummation of the Second Closing, or (iii) the termination of the Purchase Agreement in accordance with its terms.

SECTION 4.02 Nature of Obligations. Each of the obligations of each of the Stockholders hereunder is several and not joint.

SECTION 4.03 Legending of Certificates; Nominees Shares; Stop Transfer. Upon request by Purchaser Representative, each Stockholder agrees to submit to Purchaser Representative contemporaneously with or promptly following execution of this Agreement all certificates representing their Shares so that Purchaser Representative may note thereon a legend referring to the rights granted to it under this Agreement. If any of the Shares beneficially owned by a Stockholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), such Stockholder agrees that, upon written request by Purchaser Representative, such Stockholder will within five days of such request execute and deliver to Purchaser Representative a limited power of attorney, in form and substance reasonably satisfactory to Purchaser Representative, enabling Purchaser Representative to require such Nominee to (i) enter into an agreement to the same effect as Article I hereof with respect to the Nominee Shares held by such Nominee, and (ii) submit to Purchaser Representative the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

SECTION 4.04 Disclosure. Purchaser Representative and the Stockholders shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Purchase Agreement or the transactions contemplated hereby or thereby.

SECTION 4.05  Adjustments.

(a) In the event (i) of any increase or decrease or other change in the Shares by reason of stock dividend, stock split, reverse stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) that a Stockholder becomes the beneficial owner of any additional shares of Common Stock or other securities of the Company, then the terms of this Agreement shall apply to the shares of capital stock and other securities of the Company held by the Stockholders immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

(b) Each Stockholder hereby agrees to promptly notify Purchaser Representative of the number of any new Shares or other securities acquired by such Stockholder, if any, after the date hereof.

SECTION 4.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 4.06):

(a)   if to any Stockholder:

To the appropriate address set forth on Schedule B hereto

(b) if to Purchaser Representative:

Henry Sweetbaum
c/o Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA  90067
Attn: Alvin G. Segel

with a copy to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA  90067
Attn: Alvin G. Segel

SECTION 4.07 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

SECTION 4.08 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

SECTION 4.09 Entire Agreement. This Agreement (together with the Schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, other than the Purchase Agreement and the other agreements contemplated thereby.

SECTION 4.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum;
(b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 4.06.

SECTION 4.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, without necessity of proof that there is no adequate remedy at law or requirement to post any security bond.

SECTION 4.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.13 Costs and Expenses. Except as otherwise provided in the Purchase Agreement, all costs and expenses of the parties hereto, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the First Closing or the Third Closing shall have occurred.

SECTION 4.14 Parties in Interest; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto, Purchaser and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Stockholders' rights hereunder may be assigned by any Stockholder without the prior written consent of Purchaser Representative, and any attempted assignment of this Agreement or any of such rights by any Stockholder without such consent shall be void and of no effect; provided, further, that Purchaser may assign its rights under this Agreement to any direct or indirect subsidiary of Purchaser. Except as noted in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section shall be null and void. Purchaser Representative shall provide Stockholders with written notice of the designation of any new person or entity as Purchaser Representative pursuant to the Purchase Agreement, and such person or entity shall succeed to the rights and obligations of Purchaser Representative hereunder.

SECTION 4.15 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 4.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.17 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

SECTION 4.18  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) For purposes of this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

Purchaser Representative

By:/s/  Henry Sweetbaum
    --------------------

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

Purchaser

By:      /s/  Horst Pudwill
   -----------------------------------------


Cornerstone Equity Investors, LLC

By:      /s/  William Austin
    ----------------------------------------
Title:   Chief Financial Officer
      ------------------------------


By:      /s/  Mark Rossi
   ---------------------------------
Title:   Chairman of the Board
      ------------------------------


By:      /s/  Robert Getz
   ---------------------------------
Title:   Director
      ------------------------------


Aether Capital LLC

By:      /s/  David C. Reymann
   ---------------------------------
Title:   Chief Financial Officer
      ------------------------------


By:      /s/  David Oros
   ---------------------------------
Title:   Director
      ------------------------------


By:      /s/  Steven Sherman
   -----------------------------------------
Title:   Director
      ------------------------------


By:      /s/  John E. Major
   -----------------------------------------
Title:   Director
      ------------------------------


By:      /s/  Peng Lim
   -----------------------------------------
Title:   Director
      ------------------------------

By:      /s/  Daniel Pittard
   -----------------------------------------
Title:   Director
      ------------------------------


By:      /s/  Peter V. Leparulo
   -----------------------------------------
Title:   Chief Executive Officer
      ------------------------------


By:      /s/  Melvin L. Flowers
   -----------------------------------------
Title:   Senior Vice President, Finance
      ---------------------------------
         Chief Financial Officer and
--------------------------------------------
         Secretary
--------------------------------------------

                                   SCHEDULE A

                                       NUMBER OF SHARES OF        NUMBER OF SHARES
                                           COMMON STOCK             ISSUABLE UPON
                                                                 EXERCISE OF COMPANY
               NAME                                             OPTIONS AND WARRANTS



                                   SCHEDULE B


               NAME                    ADDRESS





